James F. Groelinger Chairman, President & CEO Heartland Bridge Capital, Inc. 1 International Boulevard, Suite 400 Mahwah, NJ 07495-0027 +1-609-516-7669 (m) +1-518-252-3917 (f) +1-201-512-8732 (o)

December 7, 2011

Ms. Michelle Moran
Chief Executive Officer
Legends & Heroes, Inc.
Riverside Center, Suite 2-400
275 Grove Street
Newton, MA  02466

Re:           Letter of Intent (LOI) to purchase common shares of L&H

Dear Ms Moran:

Further to discussions that have taken place over the past several weeks, Heartland Bridge Capital, Inc. (“HLBC”) seeks to acquire up to 25% of the outstanding and issued stock, on a fully-diluted basis as of the date hereof, of Legends & Heroes, Inc. (“L&H”), (individually, a “Party”; collectively, the “Parties”).  For your consideration, I have provided below an outline of proposed terms for this transaction.  I trust you will find the terms and structure an equitable basis for moving forward with this proposed transaction.

1.           Purchaser:  The purchaser will be HLBC.

2.           Purchased Securities:  HLBC will purchase 25% of the outstanding and issued common stock of L&H, after consideration of full conversion of any warrants, options, convertible bonds, and/or all other convertible instruments outstanding, as of the date hereof, for a combination of cash and securities as described below.

3.	Purchase Price: The price to be paid by HLBC for L&H’s Purchased Securities will be the sum of the following:

a)	Upon the mutual execution of this LOI, $250,000 will be paid to L&H in return for 2.5% of the outstanding and issued L&H stock, on a fully diluted basis as of the date hereof.
1)
HLBC will transfer $250,000 to L&H and/or shareholders of L&H, as determined by L&H, within 48 hours of execution of this LOI, after which L&H and/or such shareholders will issue to HLBC share certificates reflecting the 2.5% ownership position.  For the avoidance of doubt, whether or not the contemplated transactions, as a whole, close, the issuance and/or transfer of 2.5% of L&H’s common stock in exchange for $250,000 will remain binding on the Parties.

Ms. Michelle Moran November 30, 2011 Page 2

b)	Upon the closing of the transaction contemplated by this LOI:
1)	An additional $1,000,000 will be paid to L&H and/or shareholders of L&H in return for an additional 10% of the outstanding and issued L&H stock, on a fully diluted basis as of the date hereof.
2)
A combination of HLBC common stock (restricted in accordance with rule 144) and warrants, in amounts to be determined, will be issued to L&H and/or its shareholders, as designated by L&H, in return for an additional 12.5% of the outstanding and issued L&H stock, on a fully diluted basis as of the date hereof.

For the avoidance of doubt, the intent of the above purchases by HLBC of L&H stock is for the ownership position of HLBC to equal 25% of the issued and outstanding stock of L&H on a fully diluted basis as of the date hereof.

c)
With respect to future issuances of equity securities by L&H, it is the intention of the Parties that, during a future period of not less than two years after the closing of this investment, and with reasonable exceptions to be negotiated, HLBC will have the right to purchase said securities at the same future issuance price up to an amount necessary to maintain HLBC’s ownership percentage or such other amount as may be mutually agreeable to the Parties.

Additionally, HLBC will assist L&H in securing a line of credit of up to $1 million on terms reasonably acceptable to L&H.

4.           Closing:   The Parties agree to endeavor to close the transaction by January 31, 2012.

5.           Conditions:  Closing this transaction will be subject, but not limited, to the following conditions:

a)
completion by the Parties of a satisfactory due diligence investigation of each other’s business including, without limitation, all past and prospective sales, sales contracts, marketing agreements, acquisitions/royalty arrangements, corporate obligations and liabilities, financing arrangements, and securities to ensure that business models and agreements of the Parties are compatible and that neither Party has any material adverse issues, which determination will be made at the sole discretion of the counter-Party;

b)
negotiation and execution of a stock purchase agreement and appropriate ancillary documents, all satisfactory to HLBC’s and L&H’s Board of Directors containing customary representations, warranties, covenants, indemnities, and other terms and conditions.

Ms. Michelle Moran November 30, 2011 Page 3

6.           Representation of the L&H Board of Directors:
a)
For a period of not less than three years after the closing of the transactions contemplated by this LOI, HLBC will have the right to appoint a simple majority of directors to L&H’s Board of Directors which, under the current structure of a five-member board, means that HLBC shall have the right to appoint three directors.  The Parties agree that their interests, as well as those of L&H, would be best served if one of the board members appointed by HLBC had industry knowledge, and the Parties agree that they will consult prior to HLBC appointing such a director.  HLBC may initiate future changes in such a director’s appointment, subject to the same agreement to consult.

b)
The specific allocation of corporate decision-making between the Board of Directors and L&H shareholders will be negotiated and codified in appropriate form at the closing of this transaction.  At a minimum, however, it is understood by the Parties that transactions such as: (i) the sale of L&H as a whole; (ii) the sale of material assets or securities of L&H; (iii) the leveraging of the L&H balance sheet; (iv) the merger of L&H; (v) a change in the strategic direction of L&H; (vi) changes in senior management; (vii) related party transactions; and (viii) dividends and distributions, will be subject to the vote of the shareholders of L&H.  Additionally, all press releases and other public communications which relate to L&H or any affiliated brand will require approval of the L&H CEO.

7.           Access to Information:  Immediately following acceptance of this letter, the Parties will provide to the respective representatives complete access to the books, records, financial statements, properties, and other such information as a Party may request of the other Party to enable the Parties to complete their due diligence investigation.  Any proprietary or confidential information of a Party disclosed to the other Party in the course of its due diligence examination will be held in confidence and governed by the Non-disclosure Agreement signed by the Parties on October 17, 2011.

8.           Expenses:  Each Party will pay its own expenses and costs incidental to the completion of the acquisition (including legal and accounting fees).

9.           Exclusivity:  L&H agrees that for a period of 60 days from the execution of this LOI.  L&H will not make any solicitations, enter into any negotiations, or discuss a possible merger, sale, or other disposition of all or any part of L&H or its capital stock with any other party, or provide any information to third parties which L&H is not legally obligated to provide.  This exclusivity does not apply to follow-on investments by current shareholders or other parties previously disclosed to HLBC.  The parties may choose to extend the exclusivity period if mutually agreed and both parties continue to operate in good faith.

10.           Nondisclosure; Publicity:  Each Party agrees that it will not, without the prior written consent of the other Party, disclose publicly or to any third party the terms and conditions of this offer, including the name of the counterparty, or the subsequent negotiations between the Parties, except to the extent required by law.

Ms. Michelle Moran November 30, 2011 Page 4

11.           Nonbinding Agreement:  This LOI and the terms contained herein are non-binding, except with respect to the investment described in Section 3a, above, which is and will remain binding, and is intended to provide a basis for (i) further review and due diligence by the Parties, and (ii) the preparation of a definitive stock purchase agreement and related documents.

12.           Acceptance:  This offer may be accepted in writing by L&H until December 5, 2011 and will terminate if not accepted by the close of business on that date.

If the foregoing is satisfactory to you, please evidence your acceptance of this offer by signing and returning to us the enclosed copy of this letter.  It is understood that upon your acceptance, this letter will constitute a letter of intent to negotiate in good faith to complete a definitive stock purchase agreement and a closing on the terms set forth above.

Very truly yours,

/s/ James F. Groelinger

James F. Groelinger
Chief Executive Officer

Accepted as of this 1st day of December, 2011.

By:	/s/ Michelle Moran
Michelle Moran
CEO Legends & Heroes, Inc.